Exhibit 10.54

EXTERRAN HOLDINGS, INC.

FORM OF AWARD NOTICE

TIME-VESTED RESTRICTED STOCK

Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) shares of restricted stock under the Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan (as may be amended from time to time, the “Plan”), pursuant to this Award Notice (the “Award Notice”). All capitalized terms not expressly defined in this Award Notice but defined in the Plan shall have the same meanings ascribed to them in the Plan.

The material terms of your Award are as follows:

1. Award. You have been granted shares of Company restricted stock (the “Award” or “Restricted Stock”) as provided above, subject to the terms and conditions contained herein and in the Plan. This Award is intended to constitute an “employment inducement award” under NYSE Listed Company Manual Section 303A.08, and this Award Notice and the terms and conditions of this Award shall be interpreted in accordance and consistent with such NYSE rules.

2. Grant Date. The “Grant Date” of this Award is the “issue date” provided above.

3. Vesting. Your Award is subject to the vesting schedule provided above (the “Vesting Schedule”). A portion of your Award will automatically vest on each of the dates indicated in the Vesting Schedule (each a “Vesting Date”). Notwithstanding the foregoing, except as set forth in Sections 4 and 5 below, you must be in continuous service as an Employee and/or Director, as applicable, at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest.

4. Termination of Service. If you incur a Termination of Service for any reason (other than as a result of death or Disability or as provided in Section 5 below), the unvested portion of your Award will be automatically canceled and forfeited on the date of such termination unless the Committee directs otherwise. If you incur a Termination of Service as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will lapse as of the date of termination.

5. Corporate Change. In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice or the Plan, this Section 5 will govern the vesting of your Award on and after the date the Corporate Change is consummated.

If a Corporate Change is consummated prior to the final Vesting Date of your Award, then:

(a) the portion of your Award that would have vested on the Vesting Date immediately following the date the Corporate Change is consummated will automatically vest as of the date the Corporate Change is consummated; and

(b) the remaining unvested portion of your Award, if any, will continue to be subject to the original Vesting Schedule and Vesting Dates;

provided, however, that if you incur a Termination of Service on or after the date a Corporate Change is consummated (i) by the Company without Cause, (ii) by you for Good Reason (as defined below), or (iii) as a result of your death or Disability, then the unvested portion of your Award as of such termination date will automatically vest in full and all restrictions applicable to your Award will lapse as of the date of your Termination of Service. If your service is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award will be automatically canceled and forfeited on the date of your termination.

For purposes of this Award Notice, “Good Reason” shall mean “Good Reason” as defined in your change of control agreement with the Company, if such an agreement exists and contains a definition of Good Reason or, if no such agreement exists or such agreement does not contain a definition of Good Reason, then “Good Reason” means the occurrence of any of the following without your express written consent:

(i)	a permanent change in your duties or responsibilities which are materially inconsistent with either the type of your duties and responsibilities then in effect or with your title, but excluding any such change that is in conjunction with and consistent with a promotion;

(ii)	a reduction in your base salary;

(iii)	a reduction in your annual target short-term incentive percentage of base salary as in effect immediately prior to the Corporate Change;

(iv)	a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in your receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally;

(v)	your being required to be based at any other office or location of employment more than fifty (50) miles from your primary office or location of employment immediately prior to a Corporate Change; or

(vi)	the willful failure by the Company to pay any compensation to you when due.

provided, however, that Good Reason does not exist with respect to a matter unless you give the Company a notice of termination due to such matter within eighteen (18) months following the date of the Corporate Change. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company will have thirty (30) days from the date of your notice of termination to cure the matter. If the Company cures the matter, your notice of termination shall be deemed rescinded. If the matter constitutes Good Reason and the Company fails to cure the matter timely, your service shall be deemed to have been terminated by the Company for Good Reason at the end of the thirty (30)-day cure period.

6. Stockholder Rights. The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your shares until they are vested.

7. Non–Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your shares of Restricted Stock except in accordance with Paragraph XIV(i) of the Plan.

8. No Right to Continued Service. Nothing in this Award Notice guarantees your continued service with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your service with the Company or its Affiliates, at any time, with or without notice and with or without cause.

9. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this Section 9. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

10. Withholding. Your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

11. Plan Governs. This Award Notice is subject to the terms and conditions of the Plan, a copy of which will be provided to you upon request as indicated in Section 17 below. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

12. Modifications. Subject to Paragraph XIII of the Plan, the Company may make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

13. Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (collectively, “Exterran” as used in this Section 13) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 13, the terms of which you accept and agree to by accepting the Award.

(a) In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran. You agree, during your employment and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.

(b) You agree that whenever your employment with Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computer and computer-related equipment and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipments and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required.

(c) In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your employment with, or service to Exterran, and for one (1) year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and related services or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran.

(d) You agree that (i) the terms of this Section 13 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 13 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 13 is not illusory; (iii) the restrictions of this Section 13 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 13, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 13.

(e) You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 13 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.

(f) In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 13, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 13 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 13.

(g) You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, or in lieu of, your ordinary wages for services you may render to Exterran.

(h) You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

(i) Notwithstanding any other provision of this Award, the provisions of this Section 13 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 13 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

14. Section 83(b) Election. You understand that you will recognize ordinary income for federal income tax purposes under Section 83 of the Code as and when the Restricted Stock vests in accordance herewith. Further you understanding that you may elect to be taxed for federal income tax purposes at the time the Restricted Stock is granted rather than as and when the Restricted Stock vests by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date. You also acknowledge that it is your sole responsibility and not the Company’s to timely file an election under Section 83(b) if you elect to make such a filing. If you make an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which you would otherwise be taxed under Section 83(a) of the Code, you hereby agree to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

15. Conformity to Securities Laws. You acknowledge that the Plan and this Award Agreement is intended to conform to the extent necessary with all applicable federal and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Award Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16. Governing Law. Subject to Section 13(i), this Award Notice shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

17. Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com.

18. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Award Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

EXTERRAN HOLDINGS, INC.

By:
D. Bradley Childers

President and Chief Executive Officer

Agreed and Accepted,
this day of December, 2011:

By:

Name:

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